Exhibit 10.1

Execution Version

SECOND AMENDMENT TO AMENDED AND RESTATED

LOAN AGREEMENT

This SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT, dated as of June 4, 2019 (this “Second Amendment”) to that certain Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated as of June 5, 2018 (as amended, restated, amended and restated, refinanced, replaced, supplemented, modified or otherwise changed from time to time, the “Loan Agreement”), by and among Motorcar Parts of America, Inc., a corporation organized under the laws of the State of New York (“MPA”, and together with each Person organized under the laws of a State of the United States joined thereto as a borrower from time to time (other than Dixie US), collectively, the “US Borrowers”, and each, a “US Borrower”), D & V Electronics Ltd., a corporation amalgamated and existing under the laws of the Province of British Columbia (“D&V”), Dixie Electric Ltd., a corporation amalgamated under the laws of Ontario (“Dixie Canada”), Dixie Electric Inc., a Delaware corporation (“Dixie US” and together with D&V, Dixie Canada and each Person organized under the laws of Canada joined thereto as a borrower from time to time, collectively, the “Canadian Borrowers”, and each, a “Canadian Borrower”; the Canadian Borrowers and the US Borrowers are referred to therein each as a “Borrower” and collectively as “Borrowers”), each Person joined thereto as a guarantor from time to time, the financial institutions which are now or which thereafter become a party thereto (collectively, the “Lenders” and each individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for the Lenders (in such capacity, the “Agent”).

WHEREAS, Borrowers, Agent and the Supermajority Required Lenders wish to amend certain terms and provisions of the Loan Agreement as hereafter set forth.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

1.           Defined Terms.  Any capitalized term used herein and not defined shall have the meaning assigned to it in the Loan Agreement.

2.           Amendments.

(a)          Section 1.2 of the Loan Agreement is hereby amended by inserting the following new defined terms in appropriate alphabetical order:

“Braking Inventory” shall mean Eligible Inventory consisting of brake-related products.

“Canadian Dollar” and the sign “CAN$” shall mean lawful money of Canada.

“Repurchase Contract” shall mean those certain contracts separately designated by Borrowing Agent to Agent as repurchase contracts.

“Right of Use Asset” shall mean the non-monetary asset in connection with the adoption of ASC 842 effective April 1, 2019.

“Sale and Lease Back Transaction” shall mean any arrangement, directly or indirectly, whereby a Person makes a Disposition of any property used or useful in the business of such Person, whether now owned or hereafter acquired, and thereafter rents or leases the same property and intends to use such property for substantially the same purpose or purposes as such property was used for prior to such Disposition.

“Second Amendment” shall mean that certain Second Amendment to Amended and Restated Loan Agreement, dated as of June 4, 2019, by and among Borrowers, Agent and the Lenders party thereto.

“Second Amendment Effective Date” shall mean the date on which the conditions precedent to the effectiveness of the Second Amendment are fulfilled or waived.

“Second Amendment Fee Letter” shall mean the fee letter dated June 4, 2019 among Agent, MPA and PNC Capital Markets LLC.

(b)          Section 1.2 of the Loan Agreement is hereby further amended by amending and restating the following defined terms in their entirety:

“Applicable Facility Fee” shall mean 0.375% per annum as of the Second Amendment Effective Date and through and including the date immediately prior to the first full fiscal quarter following the Second Amendment Effective Date. Commencing with the first day of the first fiscal quarter following the Second Amendment Effective Date and effective as of the first day of each fiscal quarter thereafter (the “Facility Fee Adjustment Date”), the Applicable Facility Fee shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table below corresponding to the Average Daily Unpaid Balance for the fiscal quarter immediately preceding the Facility Fee Adjustment Date:

Average Daily Unpaid Balance:	Applicable Facility Fee
< $120,000,000	0.50%
≥ $120,000,000	0.375%

“Capital Expenditures” shall mean, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period, and (b) to the extent not covered by clause (a) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of any other Person; provided that, Capital Expenditures shall not include (i) any such expenditures constituting all or a portion of the purchase price in connection with any acquisition permitted under the Loan Documents, (ii) any such expenditures made in connection with the replacement, substitution, repair or restoration of any assets to the extent financed (x) with insurance proceeds received by any Borrower or any of their Subsidiaries on account of the loss of, or any damage to, the assets being replaced, substituted for, repaired or restored or (y) with the proceeds of any compensation awarded to any Borrower or any of their Subsidiaries as a result of the taking, by eminent domain or condemnation, of the assets being replaced or substituted for, (iii) the purchase price of any equipment that is purchased simultaneously with the trade-in of any existing equipment by any Borrower or any of their Subsidiaries to the extent that the gross amount of such purchase price is reduced by any credit granted by the seller of such equipment for such equipment being traded in, (iv) the purchase price of any property, plant or equipment purchased within 360 days of the consummation of any asset sale or any other sale by any Borrower or any of their Subsidiaries of any other property, plant or equipment to the extent purchased with the Net Cash Proceeds of such asset sale or the proceeds of such other sale, in each case in clause (iv) of this definition, to the extent that such Loan Party is permitted to reinvest such proceeds pursuant to the terms and conditions of this Agreement or any Other Document or (v) any such expenditures in connection with Right of Use Asset.

“Consolidated EBITDA” shall mean, with respect to any Person for any period, (a) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (b) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of such Person for such period:  (i) Consolidated Net Interest Expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) severance charges in an aggregate amount not to exceed $100,000 for any fiscal year of Borrowers; provided, however, that for the fiscal year of Borrowers ending on March 31, 2020, such amount which may be added back pursuant to this clause (v) shall be an aggregate amount not to exceed $400,000, (vi) any non-cash expenses incurred in connection with stock options and other equity-based compensation, (vii) non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, (viii) standard inventory revaluation write-downs and write-ups; provided, that, commencing with the fiscal quarter ending June 30, 2019, such amounts which may be added back pursuant to this clause (viii) with respect to Eligible Inventory which are not subject to a Repurchase Contract or which are at an MPA location shall be an aggregate amount not to exceed $1,000,000 for each fiscal quarter (any portion of such amount not fully used in any given fiscal quarter may be rolled over to a subsequent fiscal quarter during any four quarter period); provided, further, that, commencing with the fiscal quarter ending March 31, 2020, in no event shall the aggregate amount which may be added back pursuant this proviso to this clause (viii) exceed $4,000,000 for any trailing four quarter period, (ix) non-cash losses on Hedging Agreements, (x) any expenses incurred in connection with stock offerings, (xi) the amount of all costs, fees and expenses incurred in connection with the Transactions, (xii) costs and expenses incurred as a result of any step up accounting adjustments, (xiii) all transactional costs, expenses and charges payable in connection with, any acquisition (whether or not consummated) in an amount not to exceed $700,000 for any fiscal year of Borrowers; provided, however, that for the fiscal year of Borrowers ending on March 31, 2019, such amount which may be added back pursuant to this clause (xiii) shall be an aggregate amount not to exceed $1,000,000, (xiv) Premium To Inventory Purchases in an aggregate amount not to exceed $30,000,000 during the term of this Agreement for all periods starting on or after April 1, 2018, (xv) non-capitalized transaction expenses related to the Mexico Business Expansion in an aggregate amount not to exceed $24,000,000 through June 30, 2021, (xvi) specified investments in Customers which are expensed during such period, it being agreed that for purposes of calculating Consolidated EBITDA for the four quarter period ending June 30, 2018, such expense in each fiscal quarter ending September 30, 2017, December 31, 2017 and March 31, 2018, was $835,000; provided, however, commencing April 1, 2018 the aggregate amount of such expense which may be added back pursuant to this clause (xvi) shall not exceed $10,855,000 during the term of this Agreement, and (xvii) for any period ending on or prior to September 30, 2019, amounts in connection with tariff costs incurred in excess of price increases in an aggregate amount not to exceed $5,000,000 during the term of this Agreement, minus (c) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent included in determining Consolidated Net Income of such Person for such period: (i) non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of Receivables in the Ordinary Course of Business) for such period and (ii) non-cash gains on Hedging Agreements.

“Letter of Credit Sublimit” shall mean $20,000,000.

“Mexican Pledge” shall mean that certain Pledge Agreement dated as of the June 3, 2015 entered by and among MPA, Motorcar Mexico and Agent (as may be amended, amended and restated, supplemented or otherwise modified in in any way from time to time).

“MPA Owned Cores at Customer Locations Inventory” shall mean any Eligible Inventory, which is accounted for by MPA on the balance sheet as a portion of “Contract Assets” (remanufactured cores held at Customers’ locations) recorded at the lower of cost or net realizable value.  MPA Owned Cores at Customer Locations represent the value of remanufactured cores either purchased from, or credited to Customers (or shipped to the Customer without charging) which are held by the Customers and remain on the Customers’ premises.

(c)          The definition of “Canadian Revolving Advance Amount Sublimit” appearing in Section 1.2 of the Loan Agreement is hereby amended by deleting the amount “$20,000,000” appearing therein and inserting the amount “$24,000,000” in lieu thereof.

(d)          The definition of “Eligible Receivables” appearing in Section 1.2 of the Loan Agreement is hereby amended by amending and restating subclause (n) therein in its entirety as follows:

“(n)        the Receivable is subject to any offset, deduction, defense, dispute, credits or counterclaim (but such Receivable shall only be ineligible to the extent of such offset, deduction, defense or counterclaim), the Customer is also a creditor or supplier of a Borrower or the Receivable is contingent in any respect or for any reason; provided, that certain Receivables separately agreed between Borrowing Agent and Agent shall be ineligible under this clause (n) until Agent has received a non-offset letter or similar documentation reasonably satisfactory to Agent from the applicable Customer;”

(e)          The definition of “Maximum Loan Amount” appearing in Section 1.2 of the Loan Agreement is hereby amended by deleting the amount “$230,000,000” appearing therein and inserting the amount “$268,620,000” in lieu thereof.

(f)           The definition of “Maximum Revolving Advance Amount” appearing in Section 1.2 of the Loan Agreement is hereby amended by deleting the amount “$200,000,000” appearing therein and inserting the amount “$238,620,000” in lieu thereof.

(g)          The definition of “Maximum Swing Loan Advance Amount” appearing in Section 1.2 of the Loan Agreement is hereby amended by deleting the amount “$20,000,000” appearing therein and inserting the amount “$23,862,000” in lieu thereof.

(h)          The definition of “Permitted Acquisitions” appearing in Section 1.2 of the Loan Agreement is hereby amended by deleting the amount “$50,000,000” appearing in subclause (a) therein and inserting the amount “$60,000,000” in lieu thereof.

(i)           The definition of “Permitted Dividends and Stock Buybacks” appearing in Section 1.2 of the Loan Agreement is hereby amended by deleting the amount “$40,000,000” appearing in subclause (d) therein and inserting the amount “$48,000,000” in lieu thereof.

(j)           The definition of “Permitted Indebtedness” appearing in Section 1.2 of the Loan Agreement is hereby amended by deleting the amount “$3,000,000” appearing in subclause (j) therein and inserting the amount “$4,000,000” in lieu thereof.

(k)         The definition of “Permitted Intercompany Advances” appearing in Section 1.2 of the Loan Agreement is hereby amended by deleting (x) the amounts “$6,000,000”, “$15,000,000”, “$20,000,000” and “$25,000,000” appearing in subclauses (a) and (b) therein and inserting the amounts “$7,200,000”, “$18,000,000”, “$24,000,000” and “$30,000,000”, respectively, in lieu thereof and (y) the term “non-US Borrower” appearing in subclauses (a) and (b) therein and inserting the term “Canadian Borrower” in lieu thereof.

(l)           The definition of “Trigger Event” appearing in Section 1.2 of the Loan Agreement is hereby amended by deleting the amounts “$30,000,000” and “$15,000,000” appearing therein and inserting the amounts “$36,000,000” and “$18,000,000”, respectively, in lieu thereof.

(m)          The definition of “Trigger Period” appearing in Section 1.2 of the Loan Agreement is hereby amended by deleting the amount “$37,500,000” appearing therein and inserting the amount “$45,000,000” in lieu thereof.

(n)          Section 2.1(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(a)       Amount of Revolving Advances to US Borrowers.  Subject to the terms and conditions set forth in this Agreement specifically including Section 2.1(c), each Lender, severally and not jointly, will make Revolving Advances to US Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Revolving Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount, less the outstanding amount of Swing Loans made to US Borrowers, less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit issued on behalf of US Borrowers less the Canadian Advances or (y) an amount equal to the sum of:

(i)          up to 85% (the “US Receivables Advance Rate”) of Eligible Receivables, plus

(ii)         up to 60% of the book value of the MPA Owned Cores at Customer Locations Inventory (the “US Inventory Advance Rate”); plus

(iii)       up to 90% of the appraised net orderly liquidation value of Eligible Rotating Electrical and Automotive Domestic, Mexican and Canadian Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its sole discretion exercised in good faith) (the “US Inventory NOLV Advance Rate”, together with the US Inventory Advance Rate and the US Receivables Advance Rate, collectively, the “US Advance Rates”); plus

(iv)        with respect to Braking Inventory which is actively being sold, (x) up to 45% of the invoice cost, exclusive of soft costs (e.g., freight and duty), until Braking Inventory is appraised by an appraiser satisfactory to Agent in its sole discretion exercised in good faith and (y) up to the US Inventory NOLV Advance Rate thereafter, minus

(v)         the aggregate Maximum Undrawn Amount of all outstanding US Letters of Credit, minus

(vi)        such reserves, including, without limitation, Freight and Duty Reserves as Agent in its Permitted Discretion may reasonably deem proper and necessary from time to time.

The amount derived from the sum of (x) Sections 2.1(a)(y)(i), (ii), (iii) and (iv) minus (y) Sections 2.1(a)(y)(v) and (vi) at any time and from time to time shall be referred to as the “US Formula Amount”.  The Revolving Advances made to US Borrowers shall be evidenced by one or more secured promissory notes (collectively, the “US Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a).”

(o)          Section 2.1(b)(i) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(i) (x) to the extent invoiced in Canadian Dollars, up to 75% (the “Canadian Receivables Advance Rate”) of Eligible Receivables owned by Canadian Borrowers and (y) to the extent invoiced in Dollars, up to the US Receivables Advance Rate of Eligible Receivables owned by Canadian Borrowers, plus”

(p)          Section 2.1(d) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(d)        Eligible Mexican Inventory.          Outstanding Advances against Eligible Inventory that is located in Mexico shall be limited to $110,000,000 in the aggregate; provided, that, upon recordation in Mexico of an amended Pledge Agreement, as required pursuant to Section 4(a) of the Second Amendment, the amount in this clause (d) shall automatically increase to $132,000,000.”

(q)          Section 2.11(a) of the Loan Agreement is hereby amended by replacing the reference to “Section 2.1(a)(y)(iv)” appearing therein with “Section 2.1(a)(y)(v)”.

(r)          Section 2.24(a)(iv) of the Loan Agreement is hereby amended by deleting the amount “$220,000,000” appearing therein inserting the amount “$260,000,000” in lieu thereof.

(s)          Section 3.4(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“Borrowers shall pay the amounts required to be paid in the Second Amendment Fee Letter (in addition to any amounts payable under the Amendment and Restatement Fee Letter) in the manner and at the times required by the Second Amendment Fee Letter.”

(t)          Section 3.8 of the Loan Agreement is hereby amended by (i) changing the reference to “Section 3.8” set forth therein to “Section 3.8.1” and (ii) adding a new Section 3.8.2 immediately following Section 3.8.1 which provides as follows:

“3.8.2 Successor LIBOR Rate Index.

(i)          If the Agent determines (which determination shall be final and conclusive, absent manifest error) that either (a) (i) the circumstances set forth in Section 3.8.1 have arisen and are unlikely to be temporary, or (ii) the circumstances set forth in Section 3.8.1 have not arisen but the applicable supervisor or administrator (if any) of the LIBOR Rate or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying the specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination Date”), or (b) a rate other than the LIBOR Rate has become a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market, then the Agent may (in consultation with the Borrowing Agent) choose a replacement index for the LIBOR Rate and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in LIBOR Rate-based interest rate in effect prior to its replacement.

(ii)         The Agent and the Borrowing Agent shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the discretion of the Agent, for the implementation and administration of the replacement index-based rate.  Notwithstanding anything to the contrary in this Agreement or the Other Documents (including, without limitation, Section 3.8.1), such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. New York City time on the tenth (10th) Business Day after the date a draft of the amendment is provided to the Lenders, unless the Agent receives, on or before such tenth (10th) Business Day, a written notice from the Required Lenders stating that such Lenders object to such amendment.

(iii)       Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a LIBOR Rate-based rate to a replacement index-based rate, and (ii) may also reflect adjustments to account for (x) the effects of the transition from the LIBOR Rate to the replacement index and (y) yield- or risk-based differences between the LIBOR Rate and the replacement index.

(iv)         Until an amendment reflecting a new replacement index in accordance with this Section 3.8.2 is effective, each advance, conversion and renewal of a LIBOR Rate Loan will continue to bear interest with reference to the LIBOR Rate; provided however, that if the Agent determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, all Loans as to which the LIBOR Rate would otherwise apply shall automatically be converted to the a Domestic Rate Loan until such time as an amendment reflecting a replacement index and related matters as described above is implemented.

(v)          Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.”

(u)          Section 6.5(a) of the Loan Agreement is hereby amended by replacing the reference to “March 31, 2021” appearing therein with “March 31, 2022”.

(v)          Section 7.6(i) of the Loan Agreement is hereby amended by deleting the amounts “$250,000” and “$1,000,000” appearing therein and inserting the amounts “$500,000” and “$2,000,000” respectively, in lieu thereof.

(w)         Section 7.7(b) of the Loan Agreement in hereby amended by (x) deleting the amount “$28,000,000” appearing therein and inserting the amount $46,000,000” in lieu thereof and (y) replacing the reference to “September 30, 2020” with “June 30, 2021”.

(x)          Section 7.12(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(a)        Enter into any Sale and Lease Back Transaction that would cause the aggregate Net Cash Proceeds received by the Loan Parties and their respective Subsidiaries as consideration for any Dispositions directly related to any Sale and Lease Back Transactions to exceed $5,000,000 in any fiscal year of the Loan Parties.”

(y)          Section 7.12(b) of the Loan Agreement is hereby amended by deleting the amount “$14,000,000” appearing therein and inserting the amount “$16,000,000” in lieu thereof.

(z)          Section 9.2(a) of the Loan Agreement is hereby amended by deleting the “and” before subclause (iii) and adding a new subclause (iv) immediately after existing subclause (iii) which provides as follows:

“and (iv) reconciling reported amounts and balances with respect to Receivables and Inventory as set forth in the Borrowing Base to the general ledger and the financial statements”

(aa)        The Revolving Commitment Amounts and Revolving Commitment Percentages of the Lenders shall be as set forth on Schedule 1 to the Second Amendment.

3.          Conditions to Effectiveness.  The effectiveness of this Second Amendment is subject to the fulfillment of each of the following conditions precedent (the date such conditions are fulfilled or are waived by Agent is hereinafter referred to as the “Second Amendment Effective Date”):

(a)         Representations and Warranties; No Event of Default.  The following statements shall be true and correct: (i) the representations and warranties contained in this Second Amendment, ARTICLE V of the Loan Agreement and in each other Loan Document, certificate, or other writing delivered to Agent or any Lender pursuant hereto or thereto on or prior to the Second Amendment Effective Date are true and correct in all material respects (and in all respects if such representation and warranty is already qualified by materiality or by reference to a Material Adverse Effect) on and as of the Second Amendment Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (and in all respects if such representation and warranty is already qualified by materiality or by reference to a Material Adverse Effect) on and as of such earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Second Amendment Effective Date or would result from this Second Amendment becoming effective in accordance with its terms.

(b)          Execution of Amendment.  Agent and the Supermajority Required Lenders shall have executed this Second Amendment and shall have received a counterpart to this Second Amendment, duly executed by each Loan Party.

(c)          Second Amendment Fee Letter; Payment of Fees, Etc.  (A) Agent shall have received, on or before the Second Amendment Effective Date, that certain fee letter, dated as of June 4, 2019, among Agent and Borrowers (the “Second Amendment Fee Letter”), duly executed by Borrowers, and (B) Borrowers shall have paid, on or before the Second Amendment Effective Date, (i) all fees due and payable on or prior to the Second Amendment Effective Date pursuant to the Second Amendment Fee Letter and (ii) all fees and invoiced costs and expenses then payable by Borrowers pursuant to the Loan Documents, including, without limitation, Section 16.9 of the Loan Agreement.  All fees under this Section 3(c) shall be fully earned and payable as of the Second Amendment Effective Date, and may be charged by Agent to the U.S. Borrower’s Account.

(d)          Notes. Agent shall have received any amended and restated Canadian Revolving Credit Notes, US Revolving Credit Notes and Swing Loan Notes requested by a Lender, duly executed by each applicable Loan Party.

(e)          Secretary’s Certificate and Authorizing Resolutions.  Agent shall have received a certificate of the Secretary of each Borrower in form and substance satisfactory to Agent dated as of the Second Amendment Effective Date which shall certify copies of resolutions in form and substance reasonably satisfactory to Agent of the board of directors of Borrowers authorizing the execution, delivery and performance of the Second Amendment.

(f)          Legal Opinion.  Agent shall have received the executed legal opinion of (i) Latham & Watkins LLP, counsel to the Loan Parties and (ii) Stikeman Elliott LLP, Canadian counsel to the Loan Parties in each case, in form and substance reasonably satisfactory to Agent which shall cover such matters incident to the Second Amendment as Agent may reasonably require.

4.           Conditions Subsequent. Following the Second Amendment Effective Date, Loan Parties shall deliver to Agent:

(a)          Mexican Pledge Agreement. Within forty-five (45) days from the Second Amendment Effective Date (or such longer period of time as Agent shall agree in its sole discretion), an amended Mexican Pledge, in form and substance reasonably satisfactory to Agent, duly recorded in Mexico and executed by MPA Mexico.

(b)          Deposit Account Control Agreement. Within forty-five (45) days from the Second Amendment Effective Date (or such longer period of time as Agent shall agree in its sole discretion), the executed deposit account control agreements by and among Agent, PNC Canada Branch, D&V and Dixie Canada, in form and substance reasonably satisfactory to Agent.

5.           Representations and Warranties.  Each Loan Party represents and warrants as follows:

(a)          Organization, Good Standing, Etc.  Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated, and to execute and deliver this Second Amendment, and to consummate the transactions contemplated hereby and by the Loan Agreement, as amended hereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this subclause (iii)) where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect.

(b)        Authorization, Etc.  The execution, delivery and performance by each Loan Party of this Second Amendment, and the performance of the Loan Agreement, as amended hereby, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene any of its Organizational Documents or any Applicable Law in any material respect or any material Contractual Obligation binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

(c)          Governmental Approvals.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Body is required in connection with the due execution, delivery and performance of this Second Amendment by the Loan Parties, and the performance of the Loan Agreement, as amended hereby.

(d)         Enforceability of this Second Amendment.  This Second Amendment and the Loan Agreement, as amended hereby, when delivered hereunder, will be a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with the terms thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

(e)          Representations and Warranties; No Event of Default.  The statements in Section 3(a) of this Second Amendment are true and correct.

6.           Release.  Each Loan Party hereby acknowledges and agrees that:  (a) neither it nor any of its Affiliates has any claim or cause of action against Agent or any Lender (or any of their respective Affiliates, officers, directors, employees, attorneys, consultants or agents) and (b) Agent and each Lender has heretofore properly performed and satisfied in a timely manner all of its obligations to the Loan Parties and their Affiliates under the Loan Agreement and the other Loan Documents that are required to have been performed on or prior to the date hereof.  Notwithstanding the foregoing, Agent and the Lenders wish (and the Loan Parties agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of Agent and the Lenders’ rights, interests, security and/or remedies under the Loan Agreement and the other Loan Documents.  Accordingly, for and in consideration of the agreements contained in this Second Amendment and other good and valuable consideration, each Loan Party (for itself and its Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release and forever discharge Agent, each Lender and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively, the “Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done on or prior to the Second Amendment Effective Date directly arising out of, connected with or related to this Second Amendment, the Loan Agreement or any other Loan Document, or any act, event or transaction related or attendant thereto, or the agreements of Agent or any Lender contained therein, or the possession, use, operation or control of any of the assets of any Loan Party, or the making of any Loans or other advances, or the management of such Loans or advances or the Collateral.

7.           No Novation; Reaffirmation and Confirmation.

(a)         This Second Amendment does not extinguish the obligations for the payment of money outstanding under the Loan Agreement or discharge or release the lien or priority of any mortgage, security agreement, pledge agreement or any other security therefore.  Nothing herein contained shall be construed as a substitution or novation of the Obligations outstanding under the Loan Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith.  Nothing expressed or implied in this Second Amendment shall be construed as a release or other discharge of Borrowers under the Loan Agreement, or the other Loan Documents, as amended hereby, from any of its obligations and liabilities as “Borrowers” thereunder.

(b)        Borrowers hereby (i) acknowledge and reaffirm its obligations as set forth in each Loan Document, as amended hereby, (ii) agree to continue to comply with, and be subject to, all of the terms, provisions, conditions, covenants, agreements and obligations applicable to it set forth in each Loan Document, as amended hereby, which remain in full force and effect, and (iii) confirm, ratify and reaffirm that the security interest granted to Agent, for the benefit of Agent and the Lenders, pursuant to the Loan Documents, as amended hereby, in all of its right, title, and interest in all then existing and thereafter acquired or arising Collateral in order to secure prompt payment and performance of the Obligations, is continuing and is and shall remain unimpaired and continue to constitute a first priority security interest (subject to Permitted Liens) in favor of Agent, for the benefit of Agent and the Lenders, with the same force, effect and priority in effect both immediately prior to and after entering into this Second Amendment.

8.           Miscellaneous.

(a)          Continued Effectiveness of the Loan Agreement and the Other Loan Documents.  Except as otherwise expressly provided herein, the Loan Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that on and after the Second Amendment Effective Date (i) all references in the Loan Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended by this Second Amendment and (ii) all references in the other Loan Documents to the “Loan Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended by this Second Amendment.  To the extent that the Loan Agreement or any other Loan Document purports to pledge to Agent, or to grant to Agent, a security interest or lien, such pledge or grant is hereby ratified and confirmed in all respects.  Except as expressly provided herein, the execution, delivery and effectiveness of this Second Amendment shall not operate as an amendment of any right, power or remedy of Agent and the Lenders under the Loan Agreement or any other Loan Document, nor constitute an amendment of any provision of the Loan Agreement or any other Loan Document.

(b)          Counterparts.  This Second Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Second Amendment by fax or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Second Amendment. Original signature pages shall promptly be provided to Agent.

(c)          Headings.  Section headings herein are included for convenience of reference only and shall not constitute a part of this Second Amendment for any other purpose.

(d)          Costs and Expenses.  Borrowers agree to pay on demand all fees, costs and expenses of Agent and the Lenders in connection with the preparation, execution and delivery of this Second Amendment.

(e)          Second Amendment as Other Document.  Each Loan Party hereby acknowledges and agrees that this Second Amendment constitutes an “Other Document” under the Loan Agreement.  Accordingly, it shall be an Event of Default under the Loan Agreement if (i) any representation or warranty made by any Loan Party under or in connection with this Second Amendment, which representation or warranty is (A) subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any respect when made or deemed made, or (B) not subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any material respect when made or deemed made or (ii) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in this Second Amendment (subject to any applicable notice or grace periods under the Loan Agreement).

(f)          Severability.  Any provision of this Second Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(g)          Governing Law.  This Second Amendment shall be governed by and construed in accordance with, the laws of the State of New York.

(h)         Waiver of Jury Trial.  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS SECOND AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed and delivered by their respective duly authorized officers as of the date first written above.

US BORROWER:

MOTORCAR PARTS OF AMERICA, INC.

By:	/s/ Selwyn Joffe
Name:	Selwyn Joffe
Title:	Chairman, President and Chief
Executive Officer

Signature Page to Second Amendment to A&R Loan Agreement

CANADIAN BORROWERS:

D & V ELECTRONICS LTD.

By:	/s/ William Hardy
Name:	William Hardy
Title:	Chief Executive Officer

DIXIE ELECTRIC LTD.

By:	/s/ Selwyn Joffe
Name:	Selwyn Joffe
Title:	Chief Executive Officer

DIXIE ELECTRIC INC.

By:	/s/ Selwyn Joffe
Name:	Selwyn Joffe
Title:	Chief Executive Officer

Signature Page to Second Amendment to A&R Loan Agreement

AGENT AND LENDER:

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Albert Sarkis
Name:	Albert Sarkis
Title:	Senior Vice President

Signature Page to Second Amendment to A&R Loan Agreement

WEBSTER BUSINESS CREDIT CORPORATION

By:	/s/ Harvey Winter
Name:	Harvey Winter
Title:	Senior Vice President

Signature Page to Second Amendment to A&R Loan Agreement

BANK HAPOALIM B.M.

By:	/s/ Lenroy Hackett
Name:	Lenroy Hackett
Title:	Senior Vice President

By:	/s/ Marline Alexander
Name:	Marline Alexander
Title:	First Vice President

Signature Page to Second Amendment to A&R Loan Agreement

CATHAY BANK

By:	/s/ Kelly Wu
Name:	Kelly Wu
Title:	EVP Head of Corporate Banking Division

Signature Page to Second Amendment to A&R Loan Agreement